SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Phillips Street Trust
(Name of Registrant as Specified In Its Charter)

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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IMPORTANT

SHAREHOLDER UPDATE

Fidelity® U.S. Government Reserves

URGENT PROXY VOTING REQUEST

A few weeks ago we mailed you proxy information to enable you to vote on important proposals that affect the fund and your investment. This information describes each proposal and asks for your vote on these important issues. It has been called to our attention that we have not yet received your ballot.

Your vote is important, no matter how large or small your holdings may be.

I am writing to remind you that your participation is extremely important. The Special Meeting of Shareholders scheduled for July 17, 2002 cannot be held until we receive a majority of the votes. If you do not plan to cast your vote at the meeting on July 17th, please indicate your vote on the enclosed proxy card(s). Shareholders who hold more than one account in the fund will receive a separate card for each account and should vote each card.

Voting is quick and easy. Please vote now using one of these options:

1. Vote By Telephone 1-800-848-3155

Call toll-free weekdays from 8:00 AM - 11:00 PM Eastern Time and Saturdays from 11:00 AM - 6:00 PM, Eastern Time. Your vote will be recorded by a representative of D.F. King & Co., Inc., our independent proxy solicitation firm.

2. Vote By Touch-Tone Phone
Please call the toll-free number printed on your proxy card(s) and follow the recorded instructions. The service is available 7 days a week, 24 hours a day.

3. Vote by Fax
Please fax the front and back of your signed proxy card(s) to our proxy tabulator at 1-888-451-8683.

4. Vote by Mail
Please mail your signed proxy card(s) in the postage-paid envelope.

PLEASE VOTE YOUR PROXY NOW

If you have already voted, thank you for your response. If you have any further questions or would like to receive another copy of the proxy statement, please call Fidelity at 1-800-544-3198. We appreciate your immediate attention. Thank you.

Information on the Proxy Proposals

Please read the full text of the proxy statement. Below is a brief overview of the proposals to be voted upon. Your vote is important. We appreciate your placing your trust in Fidelity and look forward to helping you achieve your financial goals.

What proposals am I being asked to vote on?

You may be asked to vote on the following proposals:

1. To authorize the Trustees to adopt an amended and restated Trust Instrument.

2. To elect a Board of Trustees.

3. To eliminate a fundamental investment policy of Fidelity Cash Reserves. (Not applicable for U.S. Government Reserves).

4. To amend each fund's fundamental investment limitation concerning lending.

Why are the funds proposing to adopt an amended and restated Trust Instrument? (Proposal 1)

The proposal asks shareholders to approve an increase in the Board of Trustees from a maximum number of twelve to a maximum number of fourteen. This increase, if approved, will allow the Board to better organize itself and its committees in overseeing management of Fidelity funds.

Adoption of the new Trust Instrument will not alter the Trustees' existing fiduciary obligations to act with due care and in the interests of shareholders, nor will it result in any changes in the investment policies described in each fund's current prospectus.

What role does the Board play? (Proposal 2)

The Trustees oversee the investment policies of each fund. Members of the Board are fiduciaries and have an obligation to serve the best interests of shareholders, including approving policy changes such as those proposed in the proxy statement. In addition, the Trustees review fund performance, oversee fund activities, and review contractual arrangements with companies that provide services to the funds.

Why is Fidelity Cash Reserves eliminating a fundamental investment policy? (Proposal 3)

Eliminating a fundamental investment policy of Fidelity Cash Reserves will allow the fund to more clearly communicate its investment objective and investment strategies to shareholders by standardizing its investment disclosure in a manner consistent with other Fidelity funds with similar investment disciplines. Eliminating the fundamental investment policy as proposed is not expected to have any material effect on the way the fund is managed.

Why is each fund amending its fundamental investment limitation concerning lending? (Proposal 4)

The primary purpose of this proposal is to revise each fund's fundamental lending limitation to conform to a limitation expected to become standard for all funds managed by FMR or its affiliates. Adoption of the proposed limitation on lending is not expected to affect the way in which each fund is managed, the investment performance of each fund, or the instruments in which each fund invests. However, the proposed limitation would clarify that acquisitions of loans, loan participations or other debt instruments are not considered lending.

Has the fund's Board of Trustees approved each proposal?

Yes. The Board of Trustees has unanimously approved all of the proposals and recommends that you vote to approve them.

How many votes am I entitled to cast?

As a shareholder, you are entitled to one vote for each dollar of net asset value you owned of a fund on the record date. The record date was May 20, 2002.

How do I vote my shares?

You can vote your shares by completing and signing the proxy card(s) and mailing it in the postage paid envelope. You may also vote by touch-tone telephone or through the Internet. Simply call the toll-free number or visit the web site indicated on your proxy card(s), enter the control number found on your card(s), and follow the recorded or online instructions. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Fidelity at 1-800-544-3198.

How do I sign the proxy card?

Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

Joint Accounts: Either owner may sign, but the name of the person signing should conform exactly to a name shown in the registration.

All Other Accounts: The person signing must indicate his or her capacity. For example, a trustee for a trust or other entity should sign, "Ann B. Collins, Trustee."

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